FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports First Quarter 2012 Results

(April 12, 2012) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the first quarter of 2012 of $2,189,000, a $492,000, or 29.0% increase, over the $1,697,000 earned during the first quarter of 2011. Basic and diluted earnings per share for the first quarter of 2012 were $0.77 compared to $0.59 for the same period in 2011.

The Corporation’s quarterly earnings were elevated due to a $250,000 credit provision for loan losses, compared to an expense of $450,000 for the same quarter in 2011, and $256,000 of additional BOLI income recorded as a result of a life insurance claim on the death of a former director.

Improvements in asset quality, as evidenced by lower levels of non-performing assets and classified loans, allowed the Corporation to reverse a portion of the allowance for loan losses into earnings in 2012 while still maintaining strong coverage ratios. Previously, in 2010 and 2011, the provision expense was at an increased level to provide for high levels of classified loans. When classified loans first began to decline in late 2011, the provision for loan losses was initially reduced. With further declines in classified assets, along with low levels of non-performing and delinquent loans, the first quarter 2012 allowance for loan losses calculation supported a decrease in this balance. Despite the reduction in the allowance for loan losses for the first quarter of 2012, the allowance for loan losses as a percentage of total loans was 2.00% as of March 31, 2012, compared to 1.79% as of March 31, 2011.

The Corporation’s core earnings or net interest income (NII) of $5,589,000 for the quarter ended March 31, 2012, represents a decrease of $58,000, or 1.0%, from the first quarter of 2011. The decrease in NII was primarily generated by a decrease of $513,000, or 6.5%, in total interest income, which was partially offset by savings on deposit costs of $306,000, a 21.3% reduction, and $149,000 of savings on borrowing costs, a 19.6% reduction. The extended low-rate environment caused the decrease in total interest income, primarily due to lower interest income on the Corporation’s securities, which declined $267,000, or 11.3%, and lower interest income on the Corporation’s loans, which declined $251,000, or 4.6%. The majority of security reinvestment has been occurring at lower rates and the refinancing and conversion opportunities on the Corporation’s loans continue to decline, as most borrowers with the ability to refinance or convert to variable rate loans have already done so. Rate decreases throughout the past year have enabled the Corporation to maintain lower deposit rates in the first quarter of 2012 compared to the first quarter of 2011. In addition, the Corporation was able to take advantage of the low-rate environment by obtaining inexpensive wholesale funding and reducing the overall cost of long-term borrowings.

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ENB FINANCIAL CORP

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $363,000, or 26.1%, for the three months ended March 31, 2012, compared to the same period in 2011.

The increase was primarily caused by the additional $256,000 of BOLI income, with higher commission and miscellaneous income accounting for the remainder of the increase.

The gain on the sale of securities increased by $8,000, or 2.4%, for the three months ended March 31, 2012, compared to the same period in 2011. Due to favorable market conditions, the Corporation was able to generate $345,000 of net gains on the sale of a number of securities throughout the first quarter of 2012, compared to $337,000 in the first quarter of 2011.

The gain on the sale of mortgages increased by $14,000, or 25.9%, for the three months ended March 31, 2012, compared to the same period in 2011. This was due to increased mortgage volume during the first quarter of 2012.

Total operating expenses increased $426,000, or 8.5%, for the three months ended March 31, 2012, compared to the same period in 2011. This increase was primarily caused by an increase in salary and benefit expenses of $375,000, or 13.1%, for the first quarter of 2012 compared to the same quarter in 2011. Several new lending and credit analysis positions were added after the first quarter of 2011, which were responsible for the majority of the salary and benefit increase. The Corporation’s FDIC insurance assessment declined by $131,000, or 59.0%, benefiting from the new asset-based assessment formula. This decrease was more than offset by a $153,000, or 11.5% increase, in other operating expenses.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2012 were 1.15% and 10.57% respectively, compared with 0.93% and 9.30% for the first quarter of 2011.

As of March 31, 2012, the Corporation had total assets of $768.5 million, up 1.7%; total stockholders’ equity of $83.9 million, up 11.1%; total deposits of $606.2 million, up 1.9%; and total loans of $410.4 million, down 3.0%, from the balances as of March 31, 2011.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank. Ephrata National Bank operates from eight full-service locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance they may occur. Actual results may differ materially from what have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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